Exhibit 3.77

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CENTURY TUSCANY GC, LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF MARCH, A.D. 2014, AT 6:49 O’CLOCK P.M.

/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1203167 DATE: 03-12-14

5497505 8100 140324910 You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:49 PM 03/12/2014
FILED 06:49 PM 03/12/2014
SRV 140324910 - 5497505 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

CENTURY TUSCANY GC, LLC

FIRST: The name of the limited liability company is CENTURY TUSCANY GC, LLC.

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Delaware 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 12th day of March, 2014.

By:	/s/ Todd Amberry
Authorized Person(s)

Name:	Todd Amberry, Organizer